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                                                                Exhibit 12.01

                     Financial Security Assurance Holdings Ltd.
             Computation of the Ratio of Earnings to Fixed Charges
                        (in thousands except for ratios)

               The information appearing below presents historical consolidated financial results for the Company

                                                                                                          SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31                         JUNE 30,
                                              --------------------------------------------------------  --------------------
                                                1992        1993        1994       1995        1996       1996       1997
                                              ---------  -----------  ---------  ---------  ----------  ---------  ---------
Earnings:
  Income before income taxes................  $  52,842  ($  163,866) $  78,290  $  75,042  $  109,771  $  51,445  $  62,324
  Interest Expense..........................        680          532        536         57       2,166      1,083      1,083
  Portion of rental expense deemed to be
    interest (1)............................      1,075        1,070      1,024      1,030       1,042        539        534
                                              ---------  -----------  ---------  ---------  ----------  ---------  ---------
      Earnings..............................  $  54,597  ($  162,264) $  79,850  $  76,129  $  112,979  $  53,067  $  63,941
                                              ---------  -----------  ---------  ---------  ----------  ---------  ---------
                                              ---------  -----------  ---------  ---------  ----------  ---------  ---------
Fixed Charges:
  Interest Expense..........................  $     680  $       532  $     536  $      57  $    2,166  $   1,083  $   1,083
  Portion of rental expense deemed to be
    interest (1)............................      1,075        1,070      1,024      1,030       1,042        539        534
                                              ---------  -----------  ---------  ---------  ----------  ---------  ---------
      Fixed Charges.........................  $   1,755  $     1,602  $   1,560  $   1,087  $    3,208  $   1,622  $   1,617
                                              ---------  -----------  ---------  ---------  ----------  ---------  ---------
                                              ---------  -----------  ---------  ---------  ----------  ---------  ---------
Ratio of Earnings to Fixed Charges..........       31.1      (2) N/M       51.2       70.0        35.2       32.7       39.5

(1) One third of rental expense is estimated to be representative of the interest factor.

(2) The 1993 earnings to fixed charges ratio is not meaningful due to the significant loss incurred in that year.